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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF MAPLES AND CALDER]

O2 Micro International Limited
Grand Pavilion Commercial Centre, West
Bay Road
P.O. Box 32331 SMB, George Town
Grand Cayman, Cayman Islands

16th June, 2004

Ladies and Gentlemen:

                We have examined the Registration Statement on Form S-8 to be filed by O2 Micro International Limited, a Cayman Islands corporation (the "Company"), with the Securities and Exchange Commission on or about 16th June, 2004 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Ordinary Share, $0.001 par value (the "Shares"). The Shares are reserved for issuance pursuant to the Company's 1999 Stock Incentive Plan. As counsel to the Company, we have examined the corporate authorizations of the Company in connection with the registration of the Shares.

                It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

                We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                                     Very truly yours,


                                                     /s/ Maples and Calder
                                                     ---------------------------
                                                     Maples and Calder